Energy Quest, Inc. Ethics Policy

Correct ethical and legal conduct is particularly at the heart of the operation of a company engaged in communications with and on behalf of the public. In all matters and in all divisions, the highest professional standards must be practiced in every Energy Quest activity by every Energy Quest’s director, officer and employee to guarantee the independence and the integrity of all our news, editorial, information, advertising and marketing services. We believe respect for others and our commitments to diversity represent vital strengths of our Company. In every case, necessary safeguards must be maintained to prevent any action or any association that might reflect adversely, directly or indirectly, upon Energy Quest.

CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position with the Company.

Appearance of Impropriety: Directors, officers and employees should take care to avoid any appearance of impropriety and will disclose to their supervisors or, in the case of directors and executive officers, to the Board of Directors, any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Influence: An impartial, arms' length relationship will be maintained with anyone seeking to influence the news.

Outside Interests: Directors, officers and employees will not have any outside interest, investment or business relationship that dilutes their loyalty to the Company or dedication to the principle of a free and impartial press. Membership on a board of directors of a company unaffiliated with Energy Quest might result in a conflict of interest and should be discussed in advance with the chief executive officer.

Gifts: Payments, gifts or entertainment by or to a director, officer or employee in conjunction with business will be limited to normal business practices. (The U.S. tax laws' limit on deductibility of gifts is $25.) For people in news operations, the recommended practice is to accept no gifts.

Advertising: Any service provided by a Energy Quest employee for an account will be reflected in direct charges from the Company. An employee may not act as an agency for an account.

Circulation: Circulation employees may not buy newspapers at wholesale to cover "down routes." Mailroom and circulation employees preparing draws or determining press runs may not be involved in direct sales to subscribers or in newsstand operations.

Banking: Any banking relationship, including membership on a board of directors, must be arms' length to ensure no impact on company bank relations.

Confidential Information: Directors, officers, and employees will not use confidential company information for their own advantage or profit, nor will they disclose confidential Company information, in any form, to anyone who does not need to know it in order to conduct the Company’s business (except when disclosure is authorized or legally mandated). Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

RELATIONSHIPS WITH OTHERS

Energy Quest is committed to the concept of fair dealings, and free, fair and open competition for suppliers, customers and competitors. To achieve that, the people of Energy Quest will:

  Avoid actions that restrict freedom of competitive opportunities. We will not disparage our competitors or their products or services.
  Maintain an arms' length relationship in all dealings, including those with suppliers or others dealing with the Company. This includes any credits or return of money for services such as from collection agencies.
  Keep senior management informed on any matters that might be considered sensitive to preserving the Company's reputation, even when less candor might seem to protect the Company or its management from criticism.

CORPORATE PAYMENTS

Contributions: Personal contributions to political parties or candidates are a matter of individual choice. Such contributions may not be represented as being on behalf of the Company. Energy Quest funds cannot be used for political contributions.

Entries: Company funds will be used only for business purposes and all must be recorded. Fund usage must be only for the described purpose and backed by appropriate supporting documents. Directors, officers and employees will cooperate fully with our independent auditors.

Consultants: Any fee of more than $10,000 to consultants and agents needs approval in advance by the division president.

Loans: Loans to, or guarantees of obligations of, directors, executive officers, or members of their families are specifically prohibited to the full extent required by applicable law or regulation or by the listing standards of the New York Stock Exchange.

DISCLOSURE POLICY

It is Energy Quest's policy that all disclosures in financial reports and public documents that it files with or submits to the Securities and Exchange Commission (SEC) and in other public communications of a like nature made by the Company should be full, fair, accurate, timely and understandable. Members of Energy Quest’s senior management have the general responsibility for preparing such SEC filings and such other communications and will at all times endeavor to remain fully informed with respect to these matters and to see that such filings and communications comply with this disclosure policy. In addition, directors and employees of the Company should inform senior management if they learn that information in any such filing or communication was untrue or misleading at the time such filing or communication was made or if they have information that would affect any such filings or communications to be made in the future.

COMPLIANCE WITH LAWS

It is Energy Quest's firmly established policy to comply fully with all laws affecting its business. The consequences to Energy Quest and its directors, officers and employees of any departure from this policy can be very serious. In addition, the effort, energy and expense required to respond to government investigations and to defend Energy Quest's actions in court diverts the talents and energy of its employees from the pursuit of its business goals. It is Energy Quest's policy to cooperate with all government investigations of possible unlawful conduct. If a criminal violation has occurred, the Company will take appropriate steps to stop the criminal conduct and to prevent such conduct from reoccurring.

CORPORATE OPPORTUNITIES

Employees, officers and directors may not (a) take for themselves personally opportunities that are discovered through the use of corporate property, information, or position; (b) use corporate property, information, or position for personal gain; or (c) compete with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All directors, officers, and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

GENERAL COMPLIANCE; DISCIPLINARY ACTION

Each director, officer and employee is expected to report what he or she believes in good faith are violations of the law or Company policy, whether accidental or deliberate, by any Energy Quest director, officer or employee. If you become aware of any conflict, relationship, payment or other action, involving yourself or others, which could conflict with these policies, it is your obligation to disclose the matter fully and in writing to your supervisors. The knowing failure to report a violation is itself a violation of Company policy. Reports of possible violations will be acted upon promptly and in a manner consistent with the circumstances.

Employees will not be disciplined or suffer retribution for reporting honestly and in good faith suspected or actual violations.

Failure to comply with this policy may result in disciplinary action. Disciplinary action will be the prerogative of the Company's Board of Directors or management and may include a reprimand which is documented in the personnel file, loss of compensation, change of responsibilities to avoid repeat violations, demotion, termination or other measures the Board of Directors or management deems appropriate, or, in the case of a director, suspension or removal from the Board of Directors.

Any waiver of this Ethics Policy for executive officers or directors may be made only by the Board or a Board committee and must be promptly disclosed to shareholders in any manner as may be practicable as may be required by law or stock exchange regulation.

This policy highlights some of the more frequent ethical questions you may face at work. The items described in this policy are not meant to be exhaustive. If you are unsure as to whether any situation might result in a violation of this policy, you should discuss the matter with your supervisor or the Company’s Ethics Officer, or leave a message on the telephone hotline number listed below. You may also seek further advice from corporate staff representatives in the Law and Human Resources Departments.

If you have any questions, or if you wish to report a violation or possible violations, please feel free to write, e-mail or call Vasant Jain, the Company’s Ethics Officer, at Wilf@nrgqst.com or

702-568-4131); or call 877-568-4137, the phone mail hotline number that has been established for this purpose. There is no need to identify yourself, if you prefer not to do so. All reports will be treated in confidence except as necessary to conduct investigations.

Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page of the Company's website and similarly provided without charge upon written request to this address: Energy Quest Co., Inc., 850 South Boulder Hwy, Suite 169, Henderson, Nevada 89015, Attn: Secretary.

As updated through February 11, 2008.

Energy Quest, Inc.